Exhibit 99.1

Cross Country Healthcare to Present at Jefferies 2014 Global Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--May 12, 2014--Cross Country Healthcare, Inc. (NASDAQ: CCRN) announced today that it is scheduled to present at the Jefferies 2014 Global Healthcare Conference on Tuesday, June 3, 2014 at 11:30 a.m. Eastern Time at the Grand Hyatt Hotel, New York, New York.

William J. Grubbs, President and Chief Executive Officer and William J. Burns, Chief Financial Officer will be presenting at the conference. An audio webcast and presentation for the conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing healthcare staffing and workforce management solutions. Our traditional staffing includes temporary and permanent placement of travel nurses and allied professionals, branch-based local nurses and allied staffing, and locum tenens physicians. We provide flexible workforce management solutions to the healthcare market through diversified offerings, meeting the special needs of each client. In addition to traditional staffing, we offer managed service programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing, and recruitment process outsourcing services. We have approximately 3,000 active contracts with government and commercial hospitals and healthcare facilities, and other healthcare organizations throughout the U.S. to provide our staffing services and workforce solutions. We also provide physician and executive search services as well as education and training programs for healthcare professionals. Cross Country Healthcare employs approximately 1,100 corporate employees and utilizes on average 2,420 field employees and 1,640 independent contractors.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com